Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System, Inc. Announces Retirement of Chief Operating Officer
Scott Kingsley and Appointment of Joseph Serbun as Chief Banking Officer

SYRACUSE, N.Y. — March 16, 2020 — Community Bank System, Inc. (NYSE: CBU) (the “Company”) today announced that Scott A. Kingsley will retire from his position as Executive Vice President and Chief Operating Officer of the Company, effective June 30, 2020. Mr. Kingsley’s responsibilities for banking, wealth management, employee benefit services and insurance operations will be assumed by other members of the Company’s leadership team, and he will continue to be available to assist the Company as necessary to ensure a seamless transition.

Mark E. Tryniski, President and Chief Executive Officer of the Company, said, “Scott was a key member of our management team for more than 15 years, and played a substantial role in our growth and the successful execution of our strategy. We thank him for his service and wish him the best in this next phase of his life.”

Mr. Kingsley assumed the role of Chief Operating Officer in June 2018 after having previously served as Executive Vice President and Chief Financial Officer since he joined the Company in 2004.

Mr. Kingsley added, “I am honored to have been part of the Community Bank team and proud to have contributed to the company’s growth and success.”

The Company also announced that Joseph F. Serbun will be appointed Chief Banking Officer and assume responsibility for the Company’s banking business, effective immediately. Mr. Serbun joined the Company in 2008 and currently serves as Executive Vice President and Chief Credit Officer, and prior to that was Senior Vice President of Commercial Banking.

Mr. Tryniski said, “I am delighted to appoint Joe to this important position. He will bring tremendous leadership, talent and energy to this new role for the benefit of our customers, employees and shareholders.”

About Community Bank System, Inc.

Community Bank System, Inc. operates over 230 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of approximately $11.4 billion, the DeWitt, N.Y. headquartered company is among the country’s 125 largest financial institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its Community Bank Wealth Management Group and OneGroup NY, Inc. operating units. The Company’s Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company’s stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or http://ir.communitybanksystem.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “will,” “anticipate,” “expect,” “intend,” “estimate,” “target,” and words of similar import. Forward-looking statements are not historical facts but instead express only management’s current beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. The following factors, among others listed in Company’s Form 10-K filings, could cause the actual results of the Company’s operations to differ materially from the Company’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. The Company does not assume any duty to update forward-looking statements.